Exhibit 2.1

AGREEMENT AND PLAN

OF

MERGER

COMMERCIAL BANCGROUP, INC.

CB MERGER SUB, INC.

AND

AB&T FINANCIAL CORPORATION

February 27, 2024

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 27th day of February, 2024, is made and entered into by and among Commercial Bancgroup, Inc., a Tennessee corporation and registered bank holding company (“Commercial”); CB Merger Sub, Inc., a Tennessee corporation and direct, wholly owned Subsidiary (as defined below) of Commercial (“Merger Sub”); and AB&T Financial Corporation, a North Carolina corporation and registered bank holding company (the “Company”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A. Commercial, as of the date hereof, owns approximately 76.83% of the issued and outstanding capital stock of the Company.

B. Pursuant to and in accordance with the terms of this Agreement, Commercial and the Company desire to provide for (i) the merger of Merger Sub with and into the Company, with the Company to be the corporation to survive such merger, followed by (ii) the merger of the Company with and into Commercial, with Commercial to be the corporation to survive such merger.

C. The board of directors of each of Commercial and Merger Sub, and the board of directors of the Company, upon the recommendation of a special committee of the Company’s board of directors (the “Special Committee”), has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Commercial, Merger Sub, and the Company, respectively, and their respective shareholders.

D. The Parties (as defined below), for U.S. federal income tax purposes, intend for (i) the Merger (as defined below) provided for herein to be treated as an acquisition of stock which, together with the prior acquisitions of Company capital stock by Commercial within the 12-month period ending on and including the date on which the Effective Time (as defined below) occurs, constitutes a “qualified stock purchase” within the meaning of Section 338 of the Code (as defined below) and (ii) the Second Step Merger (as defined below) provided for herein to qualify as a complete liquidation of the Interim Surviving Company (as defined below) under the provisions of Section 332 of the Code or, to the extent the Second Step Merger does not so qualify, to qualify as an integrated part of a “reorganization” under the provisions of Section 368(a) of the Code, and, for purposes of the Second Step Merger, this Agreement is intended to be and is adopted as a “plan of liquidation” for purposes of Section 332 of the Code and, for purposes of the integrated transactions including the Second Step Merger, this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and within the meaning of U.S. Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, for and in consideration of the foregoing, the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Definitions. For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries, in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 20% or more of any class of equity or voting securities of the Company or of any Subsidiary of the Company; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms “controls,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Alliance Bank” means Alliance Bank & Trust Company, a North Carolina state-chartered bank and direct, wholly owned Subsidiary of the Company.

“Alliance Bank Common Stock” means the common stock, par value $3.00 per share, of Alliance Bank.

“Alliance Bank Preferred Stock” means the preferred stock of Alliance Bank.

“Alliance Bank Stock” means, collectively, the Alliance Bank Common Stock and the Alliance Bank Preferred Stock.

“BHCA” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.).

“Book-Entry Shares” means shares of Company Stock immediately prior to the Effective Time which are non-certificated.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.

“Certificate” means a certificate which immediately prior to the Effective Time represents shares of Company Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Bank” means Commercial Bank, a Tennessee state-chartered bank and wholly owned Subsidiary of Commercial.

“Commercial Class B Common Stock” means the Class B common stock, par value $10.00 per share, of Commercial.

“Commercial Class C Common Stock” means the Class C common stock, par value $10.00 per share, of Commercial.

“Commercial Common Stock” means the common stock, par value $10.00 per share, of Commercial.

“Commercial Parties” means, collectively, Commercial and Merger Sub.

“Commercial Stock” means, collectively, the Commercial Common Stock, the Commercial Class B Common Stock and the Commercial Class C Common Stock.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Financial Statements” means, collectively, the Audited Company Financials and the Interim Company Financials.

“Company Option” means an option to purchase or acquire shares of Company Stock granted under the AB&T Financial Corporation 2015 Incentive Stock Option Plan.

“Company Parties” means, collectively, the Company and Alliance Bank.

“Company Preferred Stock” means the preferred stock, no par value, of the Company.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, or restoration of the environment or natural resources, (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation, (A) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules and regulations addressing similar matters: CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and (B) any common Law that may impose Liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Company Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by Commercial or the Company, or any Subsidiary of Commercial or the Company, including shares of Company Stock held by the Company as treasury stock.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, tribunal, commission, governmental or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, and the TDFI, and any arbitrator or mediator.

“Hazardous Substances” means any and all substances (whether solid, liquid, or gas) defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present Environmental Law, including without limitation oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radioactive materials, flammables, and explosives.

“Intellectual Property” means, collectively, (i) all rights (anywhere in the world, whether statutory, common law, or otherwise) in or affecting intellectual property or other proprietary rights, including with respect to (A) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (B) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites and social media accounts, and corporate, fictitious, assumed, and trade names, together with the goodwill associated with any of the foregoing; (C) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (D) all computer software (whether in object code or source code form), datasets, databases, trade secrets, confidential information, and related information and documentation; (E) any and all other intellectual property and proprietary rights; and (F) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto; (ii) all claims, causes of action, and rights to sue for past, present, and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery, and revenues arising from or pertaining to the foregoing; and (iii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge after reasonable inquiry of Daniel M. Boyd IV and Roger A. Mobley, and (ii) with respect to Commercial, the actual knowledge after reasonable inquiry of Terry L. Lee.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or would reasonably be expected to have, a material and adverse effect on the business, properties, assets, liabilities, financial condition, operations, or results of operations of the Company and its Subsidiaries taken as a whole or (ii) prevents or materially impedes the consummation by the Company of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank or financial holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank or financial holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in credit or debt markets or changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) actions and omissions of the Company required under this Agreement or taken or omitted with the prior written consent of Commercial, (E) acts of war, armed hostilities, or terrorism within or involving the United States, or (F) the public announcement or pendency of the transactions contemplated by this Agreement and the impact thereof on relationships with customers or employees; provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), (C), and (E) shall not be excluded in determining whether there exists or has occurred a Material Adverse Effect to the extent of any materially disproportionate impact they have on the Company and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“Merger Sub Common Stock” means the common stock, no par value, of Merger Sub.

“Mergers” means, collectively, the Merger and the Second Step Merger.

“NC Banking Laws” means Chapter 53 and Chapter 53C of the North Carolina General Statutes Annotated (N.C. Gen. Stat. Ann. § 53-1.1 et seq. and N.C. Gen. Stat. Ann. § 53C-1-1 et seq.).

“NCBCA” means the North Carolina Business Corporation Act, N.C. Gen. Stat. Ann. § 55-1-01 et seq.

“NCCOB” means the North Carolina Office of the Commissioner of Banks.

“Party” means, individually, Commercial, Merger Sub, or the Company.

“Parties” means, collectively, Commercial, Merger Sub, and the Company.

“Permitted Liens” means (i) liens for Taxes not yet delinquent for which adequate reserves have been established; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, either individually or in the aggregate, material or for which adequate reserves have been established; (iii) encroachments, easements or reservations thereof, rights of way, highway and railroad crossings, sewer, electric, and other utility lines, telegraph and telephone lines, zoning and building codes, and other similar restrictions that are a matter of public record or would be disclosed by a current and accurate survey of the applicable property; and (iv) imperfections or irregularities of title or other Liens that are a matter of public record or would be disclosed by a current and accurate survey of the applicable property.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, an estate, a trust or trustee on behalf of a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Personal Information” means (i) “nonpublic personal information” as defined under Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder; and (ii) any other information relating to an identified individual that is considered “personally identifiable information,” “personal information,” or “personal data” under any Law to which the Company Parties or any of their respective Subsidiaries are subject.

“Regulation O” means Regulation O of the Federal Reserve (12 C.F.R. Part 215).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture, trust, or other entity in which a Party or any of its Subsidiaries has, directly or indirectly, an equity or ownership interest representing 50% or more of any class of the capital stock thereof or other equity or ownership interests therein.

“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever in the nature of a tax, together with any interest or penalty, addition to tax, or other additional amount, imposed by any Governmental Entity responsible for the imposition or collection of any such tax, and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements filed or required to be filed with a Governmental Entity, with respect to any Taxes (including estimated Taxes).

“TBCA” means the Tennessee Business Corporation Act, Tenn. Code Ann. § 48-11-101 et seq.

“TDFI” means the Tennessee Department of Financial Institutions.

“TN Banking Act” means the Tennessee Banking Act, Tenn. Code Ann. § 45-1--101 et seq.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“U.S.” or “United States” means the United States of America.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2 Other Definitions. Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

Article II
THE MERGERS

Section 2.1 The Merger.

(a) General. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with, and with the effects provided in, this Agreement and applicable provisions of the TBCA, TN Banking Act, NCBCA, and NC Banking Laws (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue, as the surviving corporation of the Merger, as a corporation chartered under the laws of the State of North Carolina (the Company in such capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Interim Surviving Company”).

(b) Effective Time. Prior to or at the Closing (as defined below), and in order to effect the Merger, Merger Sub and the Company shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “TN Articles of Merger”) and articles of merger for filing with the North Carolina Secretary of State (the “NC Articles of Merger” and together with the TN Articles of Merger, the “Articles of Merger”), the same to be in such form and of such substance as is consistent with applicable provisions of the TBCA and NCBCA and otherwise mutually agreed upon by Merger Sub and the Company. The Merger shall become effective on such date and at such time as set forth in the Articles of Merger (the date and time the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

(c) Effects of the Merger. The Merger shall have the effects set forth in this Agreement and applicable provisions of the TBCA, TN Banking Act, NCBCA, and NC Banking Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of Merger Sub shall vest in the Interim Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Merger Sub shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Interim Surviving Company.

(d) Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Company (such common stock of the Interim Surviving Company, the “Post-Merger Common Stock”), which Post-Merger Common Stock shall at such time be the only issued and outstanding shares of capital stock of the Interim Surviving Company.

(e) Articles of Incorporation, Bylaws, and Name of Interim Surviving Company. The articles of incorporation and bylaws of the Company, in each case as amended and/or restated and in effect immediately prior to the Effective Time, shall at and after the Effective Time be the articles of incorporation and bylaws of the Interim Surviving Company until such time as the same shall be amended in accordance with applicable Law. The legal name of the Interim Surviving Company shall be “AB&T Financial Corporation.”

(f) Directors and Officers of Interim Surviving Company. The directors and officers of the Company as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Company, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office.

Section 2.2 The Second Step Merger.

(a) General. As soon as reasonably practicable following the Effective Time, but in no event earlier than the day immediately following the day on which the Effective Time occurs, Commercial shall cause the Interim Surviving Company to be, and the Interim Surviving Company shall be, merged with and into Commercial in accordance with, and with the effects provided in, this Agreement and applicable provisions of the TBCA, TN Banking Act, NCBCA, and NC Banking Laws (the “Second Step Merger”). At the Second Step Effective Time (as defined below), the separate corporate existence of the Interim Surviving Company shall cease and Commercial shall continue, as the surviving corporation of the Second Step Merger, as a corporation chartered under the laws of the State of Tennessee (Commercial in such capacity as the surviving corporation of the Second Step Merger is sometimes referred to herein as the “Surviving Corporation”).

(b) Second Step Effective Time. In order to effect the Second Step Merger, Commercial and the Interim Surviving Company shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “TN Second Step Articles of Merger”) and articles of merger for filing with the North Carolina Secretary of State (the “NC Second Step Articles of Merger” and together with the TN Second Step Articles of Merger, the “Second Step Articles of Merger”), the same to be in such form and of such substance as is consistent with applicable provisions of the TBCA and NCBCA and otherwise mutually agreed upon by Commercial and the Interim Surviving Company. The Second Step Merger shall become effective on such date and at such time as set forth in the Second Step Articles of Merger (the date and time the Second Step Merger becomes effective being referred to in this Agreement as the “Second Step Effective Time”).

(c) Effects of the Second Step Merger. The Second Step Merger shall have the effects set forth in this Agreement and applicable provisions of the TBCA, TN Banking Act, NCBCA, and NC Banking Laws. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all property, rights, interests, privileges, powers, and franchises of the Interim Surviving Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of the Interim Surviving Company shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

(d) Cancellation of Interim Surviving Company Stock. Each share of common stock, no par value, of the Interim Surviving Company, as well as each share of any other class or series of capital stock of the Interim Surviving Company, in each case that is issued and outstanding immediately prior to the Second Step Effective Time, shall, at the Second Step Effective Time, solely by virtue and as a result of the Second Step Merger and without any action on the part of any holder thereof, automatically be canceled and retired for no consideration and shall cease to exist.

(e) Commercial Stock. The shares of Commercial Stock issued and outstanding immediately prior to the Second Step Effective Time shall not be affected by the Second Step Merger, and, accordingly, each share of Commercial Stock issued and outstanding immediately prior to the Second Step Effective Time shall, at and immediately following the Second Step Effective Time, remain issued and outstanding.

(f) Charter, Bylaws, and Name of Surviving Corporation. The charter and bylaws of Commercial, in each case as amended and/or restated and in effect immediately prior to the Second Step Effective Time, shall at and after the Second Step Effective Time be the charter and bylaws of the Surviving Corporation until such time as the same shall be amended in accordance with applicable Law. The name of the Surviving Corporation shall be “Commercial Bancgroup, Inc.”

(g) Directors and Officers of Surviving Corporation. The directors and officers of Commercial as of immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office.

Section 2.3 Merger Sub Shareholder Approval. Prior to or as soon as reasonably practicable following the approval of this Agreement and the Mergers by the shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Law, Commercial shall approve this Agreement and the transactions contemplated hereby as the sole shareholder of Merger Sub in accordance with the charter and bylaws of Merger Sub and applicable Law.

Section 2.4 Closing. Subject to the satisfaction or waiver (to the extent permissible under applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permissible under applicable Law) thereof at the Closing), the closing of the transactions contemplated by this Agreement, including without limitation the Merger and the Second Step Merger (the “Closing”), shall take place by electronic exchange of documents at 10:00 a.m. Eastern Time on such date as the Parties shall mutually agree, provided that such date shall be not more than 60 days after the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise mutually agree. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.5 The Bank Merger. Simultaneously with the Parties’ execution of this Agreement, Commercial Bank and Alliance Bank have executed and delivered an Agreement and Plan of Bank Merger dated the date hereof (the “Bank Merger Agreement”), which provides for the merger of Alliance Bank with and into Commercial Bank following the Second Step Merger (on such date and at such time as shall be determined by Commercial in its sole discretion) in accordance with the terms and conditions of, and with the effects provided by, the Bank Merger Agreement and applicable provisions of the TBCA, TN Banking Act, NCBCA, and NC Banking Laws (the “Bank Merger”). Commercial Bank will be the banking corporation to survive the Bank Merger, and at the effective time of the Bank Merger, the separate corporate existence of Alliance Bank will cease. Prior to or as soon as reasonably practicable following the approval of this Agreement and the Mergers by the shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Law, Commercial shall approve the Bank Merger Agreement as the sole shareholder of Commercial Bank and the Company shall approve the Bank Merger Agreement as the sole shareholder of Alliance Bank. Each of Commercial and the Company will cause its bank Subsidiary to timely execute and deliver such articles of merger and other documents and certificates as are necessary or appropriate to effectuate the Bank Merger (the “Bank Merger Certificates”).

Article III
MERGER CONSIDERATION

Section 3.1 Conversion of and Consideration for Company Stock(a). Subject to the other provisions of this Article III, solely by virtue and as a result of the Merger, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Appraisal Shares (as defined below)) shall, at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for the right to receive from Commercial $0.74 in cash, without interest (the “Per Share Consideration”). The aggregate Per Share Consideration payable by Commercial to holders of Company Stock as consideration for the Merger in accordance with this Agreement is referred to herein as the “Merger Consideration.”

Section 3.2 Exchange Procedures.

(a) Deposit with Exchange Agent. At or prior to the Closing, Commercial shall deposit or cause to be deposited with an exchange agent selected by Commercial and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of holders of Company Stock (other than holders of Excluded Shares and Appraisal Shares), cash in an amount sufficient for the Exchange Agent to make payment of the Per Share Consideration payable to holders of Company Stock (other than holders of Excluded Shares and Appraisal Shares) in accordance with this Agreement; provided that the Parties expressly agree that Commercial may itself act as the Exchange Agent, in which event Commercial shall deposit said cash with Commercial Bank, in a segregated account, for payment as herein provided.

(b) Letter of Transmittal. Provided that prior to the Effective Time the Company has delivered or caused to be delivered to the Exchange Agent all information relating to the Company and its shareholders which is necessary for the Exchange Agent to perform its obligations as specified in this Agreement, Commercial will use commercially reasonable efforts to cause the Exchange Agent to, as soon as reasonably practicable after the Effective Time (but in no event later than 10 Business Days after the Effective Time), mail or otherwise deliver to each holder of record of shares of Company Stock immediately prior to the Effective Time (other than holders of Excluded Shares and holders of Appraisal Shares) a letter of transmittal in customary form and containing such provisions as Commercial shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for that portion of the Merger Consideration payable in respect of the shares of Company Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, pursuant to the provisions of this Agreement.

(c) Payment of Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent for exchange and cancellation, together with a properly completed and duly executed letter of transmittal (or an “agent’s message,” in the case of Book-Entry Shares held in street name) and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall pay to such holder, the Per Share Consideration to which such holder shall have become entitled pursuant to the provisions of this Article III, in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or to such Book-Entry Shares, as applicable, and (ii) the Certificate or Book-Entry Shares so surrendered shall be canceled. In the event the Merger Consideration or any other amounts payable under this Agreement to a holder of shares of Company Stock is to be paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the payment of such Merger Consideration or other amounts that the Certificate formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent, together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d) Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall thereafter be no transfers of shares of Company Stock on the books or records of the Company, and if any shares of Company Stock are thereafter presented to Commercial or the Exchange Agent for transfer, such shares shall be canceled against delivery of the Per Share Consideration payable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive the Per Share Consideration payable in respect thereof (or the Company Stock previously represented thereby) in accordance with this Agreement. No interest will be paid or will accrue on any amounts payable to holders of Company Stock under or in accordance with this Agreement.

(e) Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as Commercial or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate the Per Share Consideration deliverable in respect of the shares of Company Stock previously represented thereby pursuant to this Agreement.

(f) Unclaimed Merger Consideration. Any Merger Consideration, and any other amounts payable by Commercial to the holders of shares of Company Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of the Company for 12 months after the Effective Time shall at the request of Commercial be delivered by the Exchange Agent to Commercial. Any former shareholder of the Company who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to Commercial for the Per Share Consideration (and any other amounts) payable in respect of the shares of Company Stock previously held by such shareholder, as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts payable under this Agreement in respect of any shares of Company Stock is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to a Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of Commercial (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Company Stock for any portion of the Merger Consideration (or any other amounts) properly paid to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. Commercial and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of the Company to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of Company Stock, Commercial and the Exchange Agent shall be entitled to deposit any portion of the Merger Consideration (or any other amounts) payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 3.3 Rights as Company Shareholders. Holders of Company Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of the Company and have no further rights as shareholders of the Company, other than the right to receive the Merger Consideration and any other amounts payable in respect of such holders’ Company Stock in accordance with this Article III, except for Commercial as the holder of the Post-Merger Common Stock.

Section 3.4 Appraisal Rights.

(a) Holders of shares of Company Stock shall, in connection with the Merger, be entitled to appraisal rights and to obtain payment of the fair value of their shares pursuant to and in accordance with Chapter 55, Article 13 of the NCBCA.

(b) Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.4(c), each issued and outstanding share of Company Stock the holder of which has perfected his or her appraisal rights pursuant to Chapter 55, Article 13 of the NCBCA and has not effectively withdrawn or lost such rights as of the Effective Time (collectively, the “Appraisal Shares”) shall not be converted into and canceled in exchange for, or represent a right to receive, the Per Share Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the NCBCA. Commercial shall be entitled to retain any Merger Consideration not paid on account of Appraisal Shares, and the shareholders of the Company shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Appraisal Shares shall be made by Commercial within the time periods set forth in, and otherwise in accordance with, the NCBCA.

(c) If any holder of shares of Company Stock who asserts appraisal rights in connection with the Merger pursuant to Chapter 55, Article 13 of the NCBCA shall have effectively withdrawn or lost his or her appraisal rights (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of Company Stock held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Per Share Consideration payable in respect thereof in accordance with the applicable provisions of this Agreement.

Section 3.5 Excluded Shares. At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no payment shall be made with respect thereto or in respect thereof.

Section 3.6 Adjustments Upon Change in Capitalization. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of Company Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Per Share Consideration. For the avoidance of doubt, the issuance or withholding of shares of Company Stock upon the exercise of (including the satisfaction of Tax withholding obligations associated with) Company Options shall not cause or result in an adjustment to the Per Share Consideration.

Section 3.7 Company Options. The Company and its board of directors (or the appropriate committee thereof) shall prior to the Effective Time take all action necessary to (a) cause all outstanding Company Options to become fully vested, to the extent not already vested, and (b) cancel all outstanding Company Options and cause the Company pay to the holder of each Company Option, in consideration therefor, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of (i) the Per Share Consideration minus the per share exercise price of such Company Option multiplied by (ii) the number of shares of Company Stock subject to such Company Option, to the extent not previously exercised, subject to applicable withholdings. In the event the per share exercise price of a Company Option is equal to or greater than the Per Share Consideration, such Company Option shall be canceled for no consideration. The cancellation of Company Options as contemplated by this Section 3.7 shall be evidenced by option cancellation agreements, signed by the holders of Company Options, in form and substance reasonably acceptable to Commercial.

Section 3.8 Withholding Rights. Commercial (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold, or cause the applicable payor to deduct and withhold, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Stock such amounts as are required under the Code or any other applicable Law to be deducted and withheld. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and, to the extent so remitted, shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

Article IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 4.1 Disclosure Memorandum. Prior to the Parties’ execution and delivery of this Agreement, the Company has delivered to the Commercial Parties a confidential memorandum (the “Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Company contained in this Article IV, making specific reference in the Disclosure Memorandum to the section(s) of this Agreement to which such items relate.

Section 4.2 Representations and Warranties. The Company hereby represents and warrants to the Commercial Parties as follows:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina and is duly registered as a bank holding company under the BHCA. Alliance Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina. Each of the Company and Alliance Bank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of the Company and Alliance Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. The copies of the articles of incorporation, bylaws, and other organizational and governing documents of the Company and Alliance Bank and their respective Subsidiaries previously provided or made available to the Commercial Parties are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither the Company nor Alliance Bank nor any Subsidiary of the Company or Alliance Bank is in violation of its respective articles of incorporation, bylaws, or other organizational or governing documents.

(b) Subsidiaries and Other Interests. Set forth on Schedule 4.2(b) of the Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of the Company (other than Alliance Bank) and/or Alliance Bank, as well as each such Subsidiary’s jurisdiction of incorporation, organization, or formation and the Company’s and/or Alliance Bank’s percentage ownership of each such Subsidiary. Except as set forth on Schedule 4.2(b) of the Disclosure Memorandum, each of the Company and Alliance Bank owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its respective Subsidiaries free and clear of any Liens. There are no Contracts relating to the right of the Company or Alliance Bank to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of the Company or Alliance Bank. The ownership interests of the Company and Alliance Bank in their respective Subsidiaries are in full compliance with all applicable Laws. Each of the Subsidiaries of the Company and/or Alliance Bank (i) is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, (ii) has all requisite corporate, limited liability company, or other power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except, with respect to clause (iii) only, where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of the Company and/or Alliance Bank have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of the Company and/or Alliance Bank are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of the Company and/or Alliance Bank, or any other debt or equity security of any Subsidiary of the Company and/or Alliance Bank; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of the Company and/or Alliance Bank or any options, warrants, or other rights with respect to such securities. Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither the Company nor Alliance Bank owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c) Capitalization.

(i) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock, of which 31,433,508 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Company Preferred Stock, no shares of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Alliance Bank consists of 10,000,000 shares of Alliance Bank Common Stock, of which 2,678,205 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Alliance Bank Preferred Stock, no shares of which are issued and outstanding as of the date of this Agreement. There are no other classes or series of authorized, issued, or outstanding capital stock of the Company or Alliance Bank. Except as set forth on Schedule 4.2(c)(i) of the Disclosure Memorandum, no shares of Company Stock are held in treasury by the Company or otherwise owned, directly or indirectly, by the Company, and no shares of Alliance Bank Stock are held in treasury by Alliance Bank or otherwise owned, directly or indirectly, by Alliance Bank. All of the issued and outstanding shares of Company Stock and Alliance Bank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of Company Stock or Alliance Bank Stock have been issued in violation of the preemptive or other rights of any Person. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of the Company or Alliance Bank may vote are issued or outstanding. No trust preferred or subordinated debt securities of the Company or Alliance Bank or any of their respective Subsidiaries are issued or outstanding.

(ii) Except as set forth on Schedule 4.2(c)(ii) of the Disclosure Memorandum, as of the date of this Agreement, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Company capital stock, or securities convertible into or exercisable for shares of Company capital stock, or that require or obligate or could require or obligate the Company to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Alliance Bank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Alliance Bank capital stock, or securities convertible into or exercisable for shares of Alliance Bank capital stock, or that require or obligate or could require or obligate Alliance Bank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations or commitments of the Company or Alliance Bank to repurchase, redeem, or otherwise acquire any shares of its capital stock. Set forth on Schedule 4.2(c)(ii) of the Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of all outstanding Company Options, including for each Company Option the name of the optionee, the date of grant, the exercise price, the date(s) of termination, the number and class of shares subject to such Company Option, and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code).

(d) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notices, filings, and registrations referred to in Section 4.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the Bank Merger Agreement by Alliance Bank, the performance by the Company of its obligations hereunder and the performance by Alliance Bank of its obligations under the Bank Merger Agreement, and the consummation by the Company of the transactions contemplated hereby and the consummation by Alliance Bank of the transactions contemplated by the Bank Merger Agreement, upon recommendation of the Special Committee, have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of the Company and Alliance Bank, and no other corporate actions or proceedings on the part of the Company or Alliance Bank are necessary to authorize the execution, delivery, or performance of this Agreement by the Company or the Bank Merger Agreement by Alliance Bank or the consummation by the Company of the transactions contemplated hereby or the consummation by Alliance Bank of the transactions contemplated by the Bank Merger Agreement, other than the approval of this Agreement by the shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Law and the approval of the Bank Merger Agreement by the Company as the sole shareholder of Alliance Bank in accordance with the articles of incorporation and bylaws of Alliance Bank and applicable Law. The board of directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders and has directed that this Agreement be submitted to the Company’s shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of the Company approve this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Commercial and Merger Sub, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

(e) No Violations. Neither the execution, delivery, or performance of this Agreement by the Company, nor the execution, delivery, or performance of the Bank Merger Agreement by Alliance Bank, nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (i) assuming the approval of this Agreement by the shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Law and the approval of the Bank Merger Agreement by the Company as the sole shareholder of Alliance Bank in accordance with the articles of incorporation and bylaws of Alliance Bank and applicable Law, violate the articles of incorporation, bylaws, or other organizational or governing documents of the Company or Alliance Bank or any of their respective Subsidiaries or (ii) assuming that the consents, approvals, waivers, notices, filings, and registrations referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law to which the Company Parties or any of their respective Subsidiaries (or the properties or assets of the Company Parties or any of their respective Subsidiaries) are subject or by which the Company Parties or any of their respective Subsidiaries (or the properties or assets of the Company Parties or any of their respective Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or Alliance Bank or any of their respective Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which the Company or Alliance Bank, or any of their respective Subsidiaries, is a party or to or by which any of the properties or assets of the Company or Alliance Bank, or any of their respective Subsidiaries, may be subject or bound, except, in the case of clause (B) above only, for breaches, violations, defaults, terminations, accelerations, or Liens that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, received, given, or made by the Company or Alliance Bank, or any of their respective Subsidiaries, in connection with the execution, delivery, or performance of this Agreement by the Company, or the execution, delivery, or performance of the Bank Merger Agreement by Alliance Bank, or the consummation by the Company and Alliance Bank of the transactions contemplated hereby and thereby, including without limitation the Mergers and the Bank Merger, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the Federal Reserve, the TDFI, the NCCOB, and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of the Articles of Merger and the Second Step Articles of Merger with the Tennessee Secretary of State and the North Carolina Secretary of State and the filing of the Bank Merger Certificates; (iii) filings and reports required under the Exchange Act, if applicable; (iv) the approval of this Agreement by the shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Law and the approval of the Bank Merger Agreement by the Company as the sole shareholder of Alliance Bank in accordance with the articles of incorporation and bylaws of Alliance Bank and applicable Law; and (v) as set forth on Schedule 4.2(f) of the Disclosure Memorandum. As of the date of this Agreement, the Company does not have Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner.

(g) Reports. The Company and Alliance Bank, and each of their respective Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2021, with or to the Federal Reserve, the FDIC, the NCCOB, or any other Governmental Entity, or any exchange or market on which shares of Company Stock are or were during such period listed or quoted, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish the same or pay such fees and assessments would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h) Financial Statements. The Company has previously delivered to the Commercial Parties true, complete, and correct copies of (i) the consolidated balance sheets of the Company and its Subsidiaries as of the fiscal years ended December 31, 2022, 2021, and 2020, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the fiscal years then ended, together with the notes thereto, accompanied by the audit reports of the Company’s independent registered public accounting firm (collectively, the “Audited Company Financials”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 (the “Interim Financials Date”), and the related unaudited consolidated statement of income for the 12-month period ended December 31, 2023 (collectively, the “Interim Company Financials”). The Company Financial Statements were prepared from and in accordance with the books and records of the Company and its Subsidiaries, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the Company and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in all material respects in accordance with GAAP and applicable regulatory accounting principles consistently applied throughout the periods covered thereby; provided, however, that unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable Law. No financial statements of any entity or enterprise other than the Company and its Subsidiaries are required by GAAP to be included in the financial statements of the Company. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP consistently applied and other legal, accounting, and regulatory requirements.

(i) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, or has incurred, any Liabilities other than (i) Liabilities reflected on or reserved against in the Interim Company Financials, (ii) Liabilities incurred since the Interim Financials Date in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(j) Absence of Certain Changes or Events. Since December 31, 2022, (i) except as relates to the matters contemplated by this Agreement, the Company and Alliance Bank and their respective Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice and (ii) there has been no Material Adverse Effect.

(k) Litigation. There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or Alliance Bank or any of their respective Subsidiaries, any current or former director, officer, or employee of the Company or Alliance Bank or any of their respective Subsidiaries in his or her capacity as such, any Company Benefit Plan (as defined below), or any property, asset, right, or interest of the Company or Alliance Bank or any of their respective Subsidiaries, which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 4.2(k) of the Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or Alliance Bank or any of their respective Subsidiaries, any current or former director, officer, or employee of the Company or Alliance Bank or any of their respective Subsidiaries in his or her capacity as such, any Company Benefit Plan, or any property, asset, right, or interest of the Company or Alliance Bank or any of their respective Subsidiaries. Neither the Company nor Alliance Bank nor any of their respective Subsidiaries, nor any of the properties or assets of the Company or Alliance Bank or any of their respective Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity (other than such as are applicable to banks or bank holding companies generally) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Set forth on Schedule 4.2(k) of the Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each judgment, decree, injunction, order, or ruling of any Governmental Entity (other than such as are applicable to banks or bank holding companies generally) that the Company or Alliance Bank or any of their respective Subsidiaries, or any of the properties or assets of the Company or Alliance Bank or any of their respective Subsidiaries, is a party or subject to or bound by.

(l) Regulatory Actions. Since January 1, 2021, neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the Company, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of the Company or Alliance Bank or any of their respective Subsidiaries. Since January 1, 2021, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of the Company or Alliance Bank or any of their respective Subsidiaries.

(m) Compliance with Laws; Deposit Insurance.

(i) The Company Parties and their respective Subsidiaries have at all times since January 1, 2021, complied with, and are currently in compliance with, in each case in all material respects, all applicable Laws. The Company Parties and their respective Subsidiaries have, and have at all times since January 1, 2021 had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Company, no termination, suspension or cancellation of any of them is threatened.

(ii) The deposits of Alliance Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by Law, and Alliance Bank has timely paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Company, threatened.

(n) Taxes.

(i) The Company Parties and their respective Subsidiaries have filed all income and other material Tax Returns required to be filed by or with respect to them (all such required Tax Returns, collectively, the “Company Returns”). Neither the Company Parties nor any of their respective Subsidiaries currently is the beneficiary of any extension of time within which to file any Company Returns. All of the Company Returns were true, correct, and complete in all material respects, and all material Taxes due and payable by the Company Parties and their respective Subsidiaries with respect to the periods covered by the Company Returns have been paid (whether or not shown on any Company Returns). The accruals and reserves for unpaid Taxes (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Interim Company Financials are adequate in all material respects, in accordance with GAAP, to cover all unpaid Taxes of the Company and its Subsidiaries for periods ending on or prior to the date of the Interim Company Financials. All such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries, will be adequate in all material respects, in accordance with GAAP, to cover all unpaid Taxes of the Company and its Subsidiaries accruing through the Closing Date. No claim has been made against the Company or Alliance Bank or any of their respective Subsidiaries by a taxing authority in a jurisdiction where the Company or Alliance Bank or their respective Subsidiaries do not file Tax Returns that the Company or Alliance Bank or any of their respective Subsidiaries are or may be subject to taxation in that jurisdiction. No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any Company Return has been agreed to or entered into or granted (by the Company Parties or any other Person), which is still in effect, no such agreement, arrangement, extension, or waiver (other than any that has been fully resolved or terminated) has been requested in writing by or from the Company Parties or any of their respective Subsidiaries, and neither the Company Parties nor any of their respective Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii) All material estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the Company Parties or any of their respective Subsidiaries have been paid to the proper taxing authorities. All material Taxes that the Company Parties or any of their respective Subsidiaries have been required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the Company Parties and their respective Subsidiaries have complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the Company Parties and their respective Subsidiaries have paid all material employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance in all material respects with the withholding provisions of the Code and other applicable Laws.

(iii) No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company Parties or any of their respective Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of the Company there are no facts or circumstances that would reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation or other proceeding. There are no Liens for Taxes upon any of the properties or assets of the Company Parties or any of their respective Subsidiaries, other than Permitted Liens.

(iv) There is no Contract or plan covering any director, officer, employee, or independent contractor, or any former director, officer, employee, or independent contractor, of the Company or Alliance Bank or any of their respective Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or would reasonably be expected to, (A) give rise, directly or indirectly, to the payment of any amount for which a deduction will be disallowed pursuant to Section 280G of the Code or (B) subject any such Person to additional taxes under Section 409A of the Code. Neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Taxes paid pursuant to Section 4999 of the Code or under Section 409A of the Code.

(v) Except as set forth on Schedule 4.2(n)(v) of the Disclosure Memorandum, (A) neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return (other than a group for which the Company was the common parent); (B) neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract, other than ordinary commercial agreements the primary purpose of which is not indemnification for or the sharing or allocation of Taxes; and (C) neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise, other than pursuant to ordinary commercial agreements the primary purpose of which is not indemnification for or the allocation or sharing of Taxes.

(o) Material Contracts.

(i) As used in this Agreement, the term “Material Contract” means any Contract to which the Company or Alliance Bank, or any of their respective Subsidiaries, is a party or by which the Company or Alliance Bank, or any of their respective Subsidiaries, is bound (A) that involves, or would reasonably be expected to involve, annual receipts or disbursements of $50,000 or more (other than Contracts for Bank Loans (as defined below) made in the ordinary course of business); (B) that requires the Company or Alliance Bank, or any of their respective Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person; (C) that provides for the indemnification by the Company or Alliance Bank, or any of their respective Subsidiaries, of any Person, or the express assumption by the Company or Alliance Bank, or any of their respective Subsidiaries, of any Tax, environmental, or other Liability of any Person; (D) relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or Alliance Bank, or any of their respective Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $50,000 or more; (E) that is an employment agreement, consulting agreement, severance agreement, change of control agreement, bonus agreement, salary continuation agreement, deferred compensation agreement, stock option agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or independent contractor of or to the Company or Alliance Bank or any of their respective Subsidiaries (excluding commercially standard confidentiality and non-disclosure provisions included in vendor agreements entered into by the Company Parties in the ordinary course of business); (F) to or under which any shareholder, director, officer, employee, independent contractor, or Affiliate of the Company or Alliance Bank or any of their respective Subsidiaries, or any Affiliate of or member of the immediate family of any such Person, is a party or beneficiary; (G) under which any payment (whether change of control, severance, or otherwise) will or may become due to any current or former director, officer, employee, independent contractor, or other service provider as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events); (H) that provides for compensation or benefits that will or may be increased, or under which compensation or benefits will or may be accelerated, as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or that provides for compensation or benefits the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (I) that provides for any payments by the Company or Alliance Bank, or any of their respective Subsidiaries, upon a change of control; (J) that limits or purports to limit the right of the Company or Alliance Bank, or any of their respective Subsidiaries, to engage in any line of business, compete with any Person, or operate in any geographic location; (K) with respect or relating to any partnership, joint venture, limited liability company, or similar arrangement; (L) with respect to the ownership, occupancy, management, lease (as lessor, lessee, or otherwise), or operation of real property; (M) with respect or relating to data or item processing, data security, or information technology; (N) that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of the Company or Alliance Bank or any of their respective Subsidiaries; (O) that relates to indebtedness of or borrowings of money by the Company or Alliance Bank, or any of their respective Subsidiaries, in excess of $50,000 (other than Contracts relating to customer deposit liabilities, Federal Home Loan Bank borrowings, or repurchase agreements with customers, in each case created, incurred, or entered into in the ordinary course of business); (P) relating to the acquisition, transfer, sale, or issuance of, or otherwise directly affecting or dealing with, any securities of the Company or Alliance Bank or any of their respective Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement; (Q) that is not terminable on 30 days or less notice without any payment or penalty and involving annual disbursements or payments by the Company or Alliance Bank or any of their respective Subsidiaries in excess of $25,000 per annum; or (R) that is not described in subsections (A)-(Q) above and that is material to the Company or Alliance Bank or any of their respective Subsidiaries or the business, operations, or financial condition of the Company or Alliance Bank or any of their respective Subsidiaries.

(ii) A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each Material Contract, as amended through the date of this Agreement, has been previously provided or made available to Commercial. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of the Company or Alliance Bank or their respective Subsidiaries, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, and is enforceable against the Company or Alliance Bank or their respective Subsidiaries, as applicable, and, to the Knowledge of the Company, each of the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. The Company and Alliance Bank and their respective Subsidiaries have performed in all material respects all duties and obligations required to be performed by them under each Material Contract. Neither the Company nor Alliance Bank nor any of their respective Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in breach or violation of or default under, in each case in any material respect, any Material Contact, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default. To the Knowledge of the Company, no event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (A) the right to declare a breach or default or exercise any remedy under any Material Contract, (B) the right to accelerate the maturity of or performance under any Material Contract, or (C) the right to prematurely cancel or terminate or to modify any Material Contract.

(iii) Except as set forth on Schedule 4.2(o)(iii) of the Disclosure Memorandum, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms of any Material Contract as a result of the execution, delivery, or performance of this Agreement by the Company or the Bank Merger Agreement by Alliance Bank or the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, and (B) assuming the consents, approvals, waivers, and notices referred to in clause (A) are obtained, given, and delivered, neither the execution, delivery, or performance of this Agreement by the Company or the Bank Merger Agreement by Alliance Bank nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will result in any Person having the right to declare a breach or default or exercise any remedy under any Material Contract, accelerate the maturity of or performance under any Material Contract, or cancel, terminate, or modify any Material Contract.

(p) Intellectual Property; Information Technology Systems.

(i) The Company Parties own or have a license to use all of the Intellectual Property used by such Company Parties in the course of their business, including sufficient rights in each copy possessed by the Company Parties. The Company Parties are the owner of or have a license to any Intellectual Property sold or licensed to a third party by such Company Parties in connection with their business operations, and the Company Parties have the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of the Company Parties, none of the Company Parties is in material default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of the Company Parties threatened, which challenge the rights of the Company Parties with respect to Intellectual Property used, sold or licensed by the Company Parties in the course of their business, nor has any Person claimed or alleged any rights to such Intellectual Property of any other Person. The Company Parties do not have any contracts or agreements with their directors, officers, or employees which require such directors, officers, or employees to assign any interest in any Intellectual Property to the Company Parties.

(ii) All of the computer firmware, computer hardware, computer software (whether general or special purpose), telecommunications hardware, and other similar or related items of automated, computerized, or software systems, networks, interfaces, platforms or applications, whether or not in electronic format, and other equipment used or relied upon in the conduct of the business of the Company Parties and their respective Subsidiaries (collectively, the “Company IT Systems”) (A) have been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use; (B) are in good working order; (C) function in all material respects in accordance with all specifications and any other descriptions under which they were supplied; (D) are free of any material defects, bugs, or errors, (E) do not contain or make available any disabling software, code, or instructions, spyware, Trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to or material disruption, impairment, disablement, or destruction of any software, data, or other materials (collectively, “Contaminants”); and (F) are sufficient for the existing and currently anticipated needs of the business of the Company Parties and their respective Subsidiaries. The Company Parties and their respective Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Company IT Systems are free from Contaminants. The Company Parties and their respective Subsidiaries have reasonable business continuity and disaster recovery plans, procedures, and facilities for their respective businesses and have taken commercially reasonable steps to safeguard the Company IT Systems against unauthorized access. Since January 1, 2021, the Company IT Systems have not suffered any failures, errors, or breakdowns which have caused any substantial disruption to or interruption in the operation of the business of the Company Parties and their respective Subsidiaries. The Company Parties and their respective Subsidiaries have used commercially reasonably efforts to promptly implemented material security patches that are made generally available for the Company IT Systems by the providers of the Company IT Systems. Neither the Company nor Alliance Bank nor any of their respective Subsidiaries is in breach of or default under any Contract relating to any of the Company IT Systems.

(iii) The Company Parties and their respective Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (A) their information technology systems and software owned or purported to be owned by them and (B) all information, data, and transactions stored or contained therein or transmitted thereby, including Personal Information (the “Company Data”). Since January 1, 2021, the Company Parties and their respective Subsidiaries have complied in all material respects with their respective privacy policies and procedures and have complied in all material respects with all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, the provisions of the information security program adopted by the Company Parties pursuant to 12 C.F.R. Part 364, and all self-regulatory standards with which the Company Parties are bound to comply with respect to their handling of Personal Information, including and as applicable the Payment Card Industry Data Security Standard. The Company Parties and their respective Subsidiaries have implemented commercially reasonable administrative, technical, and physical security measures designed to protect Company Data against loss, damage, unauthorized access, use, or disclosure, modification, or other misuse. To the Knowledge of the Company, the Company Parties and their respective Subsidiaries have the legal right to possess, use, and process for the business and operations of the Company Parties and their respective Subsidiaries as currently conducted all Company Data collected, held, or processed by the Company Parties and their respective Subsidiaries. To the Knowledge of the Company, since January 1, 2021, there has been no loss, damage, unauthorized access, use, or disclosure, modification, or other misuse of any Company Data that would give rise to a duty to notify any Person of the same under applicable Laws. There currently are not any, and since January 1, 2021, there have not been any, pending or, to the Knowledge of the Company, threatened claims or written complaints from any Governmental Entity or other Person with respect to unauthorized access to or breaches of the security of (A) any of the Company IT Systems or (B) Company Data or any other information collected, maintained, or stored by or on behalf of the Company Parties or their respective Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(q) Labor and Employment Matters.

(i) The Company Parties and their respective Subsidiaries are, and have been at all times since January 1, 2021, in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or Alliance Bank, or any of their respective Subsidiaries, the subject of any proceeding in which it is asserted that the Company or Alliance Bank, or any of their respective Subsidiaries, has committed an unfair labor practice or seeking to compel the Company or Alliance Bank, or any of their respective Subsidiaries, to bargain with any labor union or labor organization as to wages or conditions of employment, nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving the Company or Alliance Bank, or any of their respective Subsidiaries, pending or, to the Knowledge of the Company, threatened.

(ii) Set forth on Schedule 4.2(q)(ii) of the Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any temporary employees) of the Company or Alliance Bank or their respective Subsidiaries; (B) each such employee’s current rate of compensation and bonus or incentive compensation arrangements; (C) each such employee’s date of hire and accrued vacation, sick leave, personal leave, and paid time off, as applicable; and (D) the names of any employees of the Company or Alliance Bank or any of their respective Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. Other than compensation and benefits payable in the ordinary course of business the payment of which is not delinquent, there are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee or former employee of the Company or Alliance Bank or any of their respective Subsidiaries.

(iii) Neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Company Benefit Plan (as defined below), should have been classified as an employee. To the Knowledge of the Company, neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, has any material Liability for improperly excluding any Person who provides or has provided services to the Company or Alliance Bank or any of their respective Subsidiaries in any capacity from participating in any Company Benefit Plan.

(iv) There is no pending or, to the Knowledge of the Company, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of the Company or Alliance Bank or any of their respective Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), and to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(r) Benefit Plans.

(i) Set forth on Schedule 4.2(r)(i) of the Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, survivor income, salary continuation, stock option, restricted stock, restricted stock unit, stock purchase, stock ownership, savings, stock appreciation right, capital appreciation, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, or other benefit plans, contracts, agreements, and arrangements, including without limitation each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, any incentive or welfare policies, contracts, plans, or arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or in the past three years have been maintained, sponsored, or contributed to (or required to be contributed to) by the Company or Alliance Bank or an ERISA Affiliate for the benefit of or with respect to any current or former directors, officers, employees, independent contractors, or consultants of the Company or Alliance Bank or any of their respective Subsidiaries, or any spouse, dependent, or beneficiary of any such Person, or to or under which the Company or Alliance Bank has any Liability, contingent or otherwise (herein referred to collectively as the “Company Benefit Plans”). The Company has previously delivered or made available to Commercial true, correct, and complete copies of all Company Benefit Plans, along with, where applicable: (A) all current investment management contracts, custodial agreements, administrative service agreements, and insurance and annuity contracts; (B) the current summary plan description and summary of material modifications and each current summary of benefits and coverage; (C) the most recently filed annual reports (Form 5500 with all corresponding schedules and financial statements); (D) the most recent IRS determination, advisory, or opinion letter and each currently pending application to the IRS for a determination letter; (E) the most recent nondiscrimination testing reports, actuarial reports, and financial statements; (F) all material correspondence, notices, and filings within the last three years with the IRS, United States Department of Labor (“DOL”), Pension Benefit Guaranty Corporation (“PBGC”), or any other Governmental Entity; and (G) copies of the most recently filed IRS Forms 1094 and 1095. There has been no announcement or commitment by the Company or Alliance Bank, or any of their respective Subsidiaries, to create any additional Company Benefit Plan, to amend any Company Benefit Plan (except for amendments required by applicable Law which do not materially increase the costs associated with such Company Benefit Plan), or to terminate any Company Benefit Plan.

(ii) Other than routine claims for benefits thereunder customary in nature and amount, there is no pending or, to the Knowledge of the Company, threatened claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding (legal, administrative, or otherwise) relating to any Company Benefit Plan. All of the Company Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA, the Code and other applicable Laws, and the terms and provisions of all documents, contracts, or agreements establishing the Company Benefit Plans or pursuant to which they are maintained or administered. There are no existing circumstances and no event has occurred that would reasonably be expected to adversely affect the qualified status of any Company Benefit Plan that is likely to result in, or has already resulted in, the imposition of any material Taxes or material Liability upon the Company or Alliance Bank or any of their respective Subsidiaries. No audit of any Company Benefit Plan by the IRS or the DOL is ongoing or, to the Knowledge of the Company, threatened or was ongoing or closed at any time during the past five years. No “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in, or has already resulted in, the imposition of any material penalties or material Taxes upon the Company or Alliance Bank or any of their respective Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii) Neither the Company Parties nor any ERISA Affiliate currently maintains, contributes to, or has an obligation to maintain or contribute to, or has previously maintained, contributed to, or had an obligation to maintain or contribute to, (A) a pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (C) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (D) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, or (E) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(iv) Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the Code (a “Company Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Company Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the Company there are no facts or circumstances that would reasonably be expected to result in the revocation of any such favorable determination letter.

(v) Neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, has any obligations for post-retirement or post-employment benefits under any Company Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the insured individuals.

(vi) All contributions and payments required to be made with respect to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Interim Company Financials to the extent required by GAAP or regulatory accounting requirements. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded Company Benefit Plan pays benefits solely from the general assets of the Company or Alliance Bank, or a Subsidiary thereof, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a Company Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable Company Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the Company Benefit Plan and as required by ERISA. No unfunded Company Benefit Plan is delinquent in the payment of benefits, and neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, is delinquent in making its required contributions to any such unfunded Company Benefit Plan so that the Company Benefit Plan can pay benefits on a timely basis.

(vii) All required reports, notices, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, IRS Forms 1099-R, Forms 1094 and 1095, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each Company Benefit Plan. All required Tax filings with respect to each Company Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii) Except as set forth on Schedule 4.2(r)(viii) of the Disclosure Memorandum, neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, salary continuation, or employment agreement) under or pursuant to which (A) any current or former director, officer, employee, independent contractor, or consultant of the Company or Alliance Bank, or of any of their respective Subsidiaries, is or will be entitled to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise), (B) the timing of any payment or vesting will be accelerated, any payment or funding (through a grantor trust or otherwise) of compensation or benefits will be triggered, the amount payable thereunder will be increased, or any withdrawal liability or any other material obligation will be triggered, or (C) there is or will be payable any “excess parachute payment” within the meaning of Section 280G of the Code, the imposition of any Tax under Section 409A of the Code, or the forgiveness of any indebtedness, in each case as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Mergers and the Bank Merger, contemplated hereby, either alone or in connection with any other event.

(ix) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered, in all material respects, (A) in good-faith compliance with Section 409A of the Code during the period October 1, 2004, through December 31, 2008, and (B) in compliance with Section 409A of the Code since January 1, 2009.

(x) No Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from the Company or Alliance Bank or any of their respective Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required or imposed by Section 409A of the Code.

(s) Real and Personal Property.

(i) Set forth on Schedule 4.2(s)(i) of the Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by the Company or Alliance Bank or any of their respective Subsidiaries, including without limitation property carried on the books of Alliance Bank as “other real estate owned” (the “Owned Real Property”), and all real property leased by the Company or Alliance Bank or any of their respective Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Company Properties”). Except for the Company Properties, as of the date of this Agreement, neither the Company nor Alliance Bank nor any of their respective Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property, other than interests held as a creditor in real property securing Bank Loans. The Company, Alliance Bank or their respective Subsidiaries have good and marketable title to all of the Owned Real Property (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except for Permitted Liens. None of the Owned Real Property is leased by the Company or Alliance Bank or any of their respective Subsidiaries. Each lease pursuant to which the Company or Alliance Bank or their respective Subsidiaries lease the Leased Real Property (each, a “Company Lease”) is valid, binding, enforceable, and in full force and effect in accordance with its terms, and neither the Company nor Alliance Bank nor any of their respective Subsidiaries, nor to the Knowledge of the Company any other party to any such lease, is in breach or default under or in violation of any provision of any such lease. The Company has previously delivered or made available to Commercial a true, correct, and complete copy of each such lease, including all amendments thereto. To the Knowledge of the Company, each of the Company Properties is in reasonable operating condition (normal wear and tear excepted), and neither the Company nor Alliance Bank nor any of their respective Subsidiaries has received written notice that any of the Company Properties is currently in violation of applicable ordinances, regulations, or zoning or other Laws. Each of the Company Properties is reasonably considered by the Company to be adequate for the current business of the Company Parties and their respective Subsidiaries. Except for Permitted Liens, to the Knowledge of the Company, (A) none of the buildings, structures, or other improvements located on any of the Owned Real Property or the Leased Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way and (B) none of the buildings, structures, or other improvements located on any parcel adjoining any of the Owned Real Property or the Leased Real Property encroaches upon or over any portion of the Company Properties.

(ii) Each Company Party or respective Subsidiary named as tenant or lessee under a Company Lease is entitled to and has exclusive possession of the applicable Leased Real Property, subject to the terms and conditions of such Company Lease. None of the Owned Real Property and, to the Knowledge of the Company, none of the Leased Real Property is subject to any legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes with the Company Parties’ or their respective Subsidiaries’ use of the Company Properties. There is no Person in possession or occupation of or who has any current right to possession or occupation of the Owned Real Property, other than the Company Parties and their respective Subsidiaries. There is no Person in possession or occupation of or, to the Knowledge of the Company, who has any current right to possession or occupation of the Leased Real Property, other than (A) the Company Parties and their respective Subsidiaries and (B) the owners, lessors, or landlords of the Leased Real Property, in accordance with the terms and conditions of the applicable Company Lease. Except for Permitted Liens, to the Knowledge of the Company, there are no easements of any kind on, in respect of, or affecting the Company Properties that materially and adversely affect the right of the Company Parties and their respective Subsidiaries to use the Company Properties for the conduct of their business.

(iii) None of the Company Properties, nor any building, structure, fixture, or improvement thereon, is the subject of (or, to the Knowledge of the Company, affected by) any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the Company has no Knowledge that any of the Company Properties, or any such building, structure, fixture, or improvement, will or is expected to be the subject of, or affected by, any such proceeding. The Company has no Knowledge that there are currently any special, general, or other assessment proceedings affecting the Company Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the Company Properties as currently used and operated by the Company Parties and their respective Subsidiaries. To the Knowledge of the Company, the Company Properties are appropriately zoned for each of the purposes for which they are being used by the Company Parties and their respective Subsidiaries.

(iv) Neither the Company nor Alliance Bank, nor any of their Subsidiaries, has experienced with respect to the Company Properties any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by the Company or Alliance Bank or any of their Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of the Company, threatened governmental action that would prohibit or materially interfere with such access; and, to the Knowledge of the Company, no fact or condition exists which, with the passage of time or the giving of notice, or both, may result in the termination of or the material reduction or impairment of such access. All existing utilities provided at the Company Properties are adequate in all material respects for the Company Parties’ and their respective Subsidiaries’ existing use and operation of the Company Properties.

(v) The Company and Alliance Bank and their respective Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens, except for Permitted Liens. Each lease pursuant to which the Company or Alliance Bank, or any of their respective Subsidiaries, leases personal property is valid, binding, enforceable, and in full force and effect in accordance with its terms, and neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, nor, to the Knowledge of the Company, any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by the Company and Alliance Bank and their respective Subsidiaries is in reasonable operating condition, normal wear and tear excepted, and is reasonably considered by the Company to be adequate for the carrying on of the business of the Company and Alliance Bank and their respective Subsidiaries in the ordinary course consistent with past practice.

(t) Environmental Matters.

(i) The Owned Real Property is, and the Company and Alliance Bank are operating and have operated each of the Company Properties, in compliance in all material respects with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, investigation, directive, or proceeding pending or, to the Knowledge of the Company, threatened against the Company or Alliance Bank or any of their respective Subsidiaries, (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by the Company or Alliance Bank or any of their respective Subsidiaries. Neither the Company nor Alliance Bank, nor any of their respective Subsidiaries, has received any written notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in violation of or have any Liability under any Environmental Law.

(ii) To the Knowledge of the Company, there are no underground storage tanks at or on any of the Company Properties or any other property operated by the Company or Alliance Bank or any of their respective Subsidiaries. Neither the Company nor Alliance Bank nor any of their respective Subsidiaries, nor to the Knowledge of the Company any other Person, has closed or removed any underground storage tank on or from (A) any of the Company Properties or (B) any other property while such other property was operated by the Company or Alliance Bank or any of their respective Subsidiaries.

(iii) During the period of the Company Parties’ and their respective Subsidiaries’ ownership, occupancy, or operation of the Company Properties, there has been no contamination by or release of Hazardous Substances in, on, or under such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under Environmental Laws in effect at the time of such release(s).

(iv) The Company Parties and their respective Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, the properties owned, leased, operated, or occupied by the Company Parties or their respective Subsidiaries, and the Company Parties and their respective Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and after the Effective Time.

(i) The representations and warranties set forth in this Section 4.2(t) constitute the Company’s sole representations and warranties with respect to the Company’s and the Company Properties’ compliance with Environmental Laws, or with respect to the presence, absence, release, or threatened release of Hazardous Substances.

(u) [Intentionally Omitted]

(v) Brokers. Except for the engagement of and amounts payable to Hovde Group, LLC, in each case pursuant to those certain engagement letters dated July 6, 2023, and August 24, 2023 between Hovde Group, LLC and the Company, neither the Company nor Alliance Bank nor any of their respective Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the Company or Alliance Bank or any of their respective Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(w) Loan Matters.

(i) All Loans made, originated, or held by the Company or Alliance Bank or any of their respective Subsidiaries (collectively, the “Bank Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business and (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being and have been maintained, (1) in accordance in all material respects with the relevant notes or other credit or security documents, (2) in accordance in all material respects with the applicable underwriting and servicing standards of Alliance Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) in accordance in all material respects with all applicable Laws. To the Knowledge of the Company, none of Bank Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the Bank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions). Neither the terms of any Bank Loan, any of the documentation for any Bank Loan, the manner in which any Bank Loan has been administered or serviced, nor the Company’s or Alliance Bank’s, or their respective Subsidiaries’, practices of approving or rejecting Loan applications violate, in any material respect, any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Equal Credit Opportunity Act, as amended; and any applicable federal or state Laws relating to consumer protection, installment sales, or usury.

(ii) The Company Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance in all material respects with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iii) None of the Contracts pursuant to which the Company or Alliance Bank or any of their respective Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of the Company or Alliance Bank or any of their respective Subsidiaries to repurchase such Loans or interests therein.

(iv) Set forth on Schedule 4.2(w)(iv) of the Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date of this Agreement, by the Company or Alliance Bank or any of their respective Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or Alliance Bank or any of their respective Subsidiaries. All such Loans are, and were originated, in compliance with all applicable Laws.

(v) Set forth on Schedule 4.2(w)(v) of the Disclosure Memorandum is a true, correct, and complete listing, as of December 31, 2023, of (A) all Loans of the Company and Alliance Bank and their respective Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by the Company or Alliance Bank or any of their respective Subsidiaries as “other real estate owned” or real estate acquired through foreclosure or deed in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of December 31, 2023.

(vi) Each Loan held by the Company or Alliance Bank or any of their respective Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected, and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(vii) There are no oral modifications or amendments to any Loans held by the Company or Alliance Bank or their respective Subsidiaries that are not reflected in the written records of the Company Parties or their Subsidiaries. All Loans held by the Company or Alliance Bank or their respective Subsidiaries are owned by the Company Parties or their respective Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Atlanta to secure advances therefrom. None of the Loans held by the Company or Alliance Bank or their respective Subsidiaries are presently serviced by third parties, and there is no obligation which could result in any such Loan becoming subject to third-party servicing.

(x) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law, no current or former officer or director of the Company or Alliance Bank or any of their respective Subsidiaries, or any family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in the business of, or owned or leased by the Company or Alliance Bank or any of their respective Subsidiaries.

(y) Insurance. The Company Parties and their respective Subsidiaries are insured with reputable insurers against such risks and in such amounts as are customary and prudent in light of prevailing industry practices. All policies of insurance held or maintained by or providing coverage for the benefit of the Company or Alliance Bank or their Subsidiaries (collectively, the “Company Policies”) are in full force and effect, neither the Company nor Alliance Bank nor any of their Subsidiaries is in default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the Company Policies. All premiums due and payable with respect to the Company Policies have been timely and fully paid (to the extent due and payable), and all claims thereunder have been filed in a timely fashion. To the Knowledge of the Company, there is no material claim for coverage by the Company or Alliance Bank or any of their respective Subsidiaries pending under any of the Company Policies as to which coverage has been denied or disputed. Neither the Company or Alliance Bank nor any of their Subsidiaries has received written notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of the Company Policies.

(z) Investment Securities. The Company Parties and their respective Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company Parties and their respective Subsidiaries. Such securities and commodities are valued on the books of the Company Parties and their respective Subsidiaries in accordance with GAAP. The Company Parties and their respective Subsidiaries employ investment, securities, commodities, risk management, and other similar policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or Alliance Bank or any of their respective Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time..

(aa) Securities Transactions. All offers and sales of securities by the Company or Alliance Bank or any of their respective Subsidiaries were at all relevant times exempt from, or complied in all material respects with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither the Company Parties nor their respective Subsidiaries, nor to the Knowledge of the Company any director, officer, or employee of the Company or Alliance Bank or their respective Subsidiaries, any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household, or any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Stock (or other securities issued by the Company) in violation of any applicable provision of federal or state securities Laws.

(bb) Fiduciary Accounts. The Company and Alliance Bank and their respective Subsidiaries have properly administered all accounts, if any, for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither the Company nor Alliance Bank nor any of their respective Subsidiaries, nor to the Knowledge of the Company any of the Company’s or Alliance Bank’s or any of their respective Subsidiaries’ directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(cc) CRA, Anti-Money Laundering, and OFAC. Alliance Bank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would reasonably be expected to cause Alliance Bank (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law. The board of directors of Alliance Bank has adopted, and Alliance Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Alliance Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(dd) Internal Controls. The records, systems, controls, data, and information of the Company Parties and their respective Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company Parties and their respective Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have a material and adverse effect on the Company Parties’ or their respective Subsidiaries’ system(s) of internal accounting controls. The Company and Alliance Bank and their respective Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of the Company or Alliance Bank or their respective Subsidiaries to record, process, summarize, and report financial information. Since January 1, 2021, (i) neither the Company Parties nor any of their respective Subsidiaries, nor any director, officer, or employee of the Company Parties or any of their respective Subsidiaries, has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company Parties or any of their respective Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that the Company Parties or any of their respective Subsidiaries have engaged in questionable accounting or auditing practices, and (ii) no Person (other than federal or state bank regulatory agencies in the ordinary course of routine regulatory examinations and visitations), whether or not employed by the Company Parties or any of their respective Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or violation of banking or other Laws by the Company Parties or any of their respective Subsidiaries, or any of the officers, directors, or employees of the Company Parties or any of their respective Subsidiaries, to the board of directors of the Company or Alliance Bank or any of their respective Subsidiaries (or any committee thereof) or, to the Knowledge of the Company, to any director or executive officer of the Company or Alliance Bank or any of their respective Subsidiaries. There has occurred no fraud, whether or not material, that involves management or other employees who have a role in the Company Parties’ internal controls over financial reporting.

(ee) Regulatory Capital. Alliance Bank is “well-capitalized” as such term is defined in 12 C.F.R. 324.403.

(ff) Antitakeover Laws. The Company and Alliance Bank and their respective Subsidiaries have taken (through their respective boards of directors or otherwise) all action, if any, required to render inapplicable to this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby any otherwise applicable state antitakeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” “takeover,” or “interested shareholder” Law (collectively, “Takeover Laws”).

Section 4.3 No Further Representations. Except for the representations and warranties made by the Company in this Article IV, the Company makes no express or implied representations or warranties to Commercial with respect to the Company or Alliance Bank or any of their Subsidiaries, or the respective business, operations, assets, liabilities, or condition (financial or otherwise) of the Company or Alliance Bank or any of their Subsidiaries, and the Company hereby disclaims any such other representations or warranties. The Company acknowledges and agrees that (a) except as expressly set forth in Article V, neither Commercial nor any other Person makes or has made any representation or warranty, express or implied, with respect to Commercial or Commercial Bank or the respective business, operations, assets, liabilities, or condition (financial or otherwise) of Commercial or Commercial Bank, and (b) any such other representations or warranties not expressly set forth in Article V are specifically disclaimed and the Company did not rely on any representation or warranty not contained in Article V when making its decision to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement

Article V
REPRESENTATIONS AND WARRANTIES OF COMMERCIAL

Section 5.1 Representations and Warranties. Commercial hereby represents and warrants to the Company as follows:

(a) Organization. Commercial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the BHCA. Commercial has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Merger Sub is a wholly owned Subsidiary of Commercial.

(b) Authority. Each of Commercial and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notices, filings, and registrations referred to in Section 5.1(d) and the Required Corporate Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Commercial and Merger Sub, the performance by each of Commercial and Merger Sub of its respective obligations hereunder, and the consummation by each of Commercial and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of Commercial and Merger Sub, and, other than the approval this Agreement and the transactions contemplated hereby by Commercial as the sole shareholder of Merger Sub in accordance with the charter and bylaws of Merger Sub and applicable Law and the approval of the Bank Merger Agreement by Commercial as the sole shareholder of Commercial Bank in accordance with the charter and bylaws of Commercial Bank and applicable Law (collectively, the “Required Corporate Approvals”), no other corporate actions or proceedings on the part of Commercial or Merger Sub are necessary to authorize the execution, delivery, or performance of this Agreement by Commercial and Merger Sub or the consummation by Commercial and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Commercial and Merger Sub and, assuming due authorization, execution, and delivery by the Company, constitutes a valid and legally binding obligation of each of Commercial and Merger Sub enforceable against Commercial and Merger Sub in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(c) No Violations. Neither the execution, delivery, or performance of this Agreement by Commercial or Merger Sub, nor the execution, delivery, or performance of the Bank Merger Agreement by Commercial Bank, nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will, assuming the approval this Agreement and the transactions contemplated hereby by Commercial as the sole shareholder of Merger Sub in accordance with the charter and bylaws of Merger Sub and applicable Law, the approval of the Bank Merger Agreement by Commercial as the sole shareholder of Commercial Bank in accordance with the charter and bylaws of Commercial Bank and applicable Law, and that the consents, approvals, waivers, notices, filings, and registrations referred to in Section 5.1(d) have been obtained and made and all applicable waiting periods have expired, (i) violate the charter or bylaws of Commercial, Merger Sub, or Commercial Bank or (ii) violate any Law to which Commercial, Merger Sub, or Commercial Bank, or the properties or assets of Commercial, Merger Sub, or Commercial Bank, are subject or by which Commercial, Merger Sub, or Commercial Bank, or the properties or assets of Commercial, Merger Sub, or Commercial Bank, are bound.

(d) Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, received, given, or made by Commercial, Merger Sub, or Commercial Bank in connection with the execution, delivery, or performance of this Agreement by Commercial and Merger Sub, or the execution, delivery, or performance of the Bank Merger Agreement by Commercial Bank, or the consummation by Commercial and Merger Sub of the transactions contemplated by this Agreement or the consummation by Commercial Bank of the transactions contemplated by the Bank Merger Agreement, except (i) the Regulatory Approvals and (ii) the filing of the Articles of Merger and the Second Step Articles of Merger with the Tennessee Secretary of State and North Carolina Secretary of State and the filing of the Bank Merger Certificates. As of the date of this Agreement, Commercial does not have Knowledge of any reason why the Regulatory Approvals cannot be obtained in a timely manner.

(e) Litigation. As of the date of this Agreement, there are no legal proceedings pending or, to the knowledge of Commercial, threatened against Commercial, Merger Sub, or Commercial Bank that would reasonably be expected to have a material adverse effect on the ability of Commercial or Merger Sub to consummate the transactions contemplated by this Agreement or the ability of Commercial Bank to consummate the transactions contemplated by the Bank Merger Agreement.

(f) Brokers. Neither Commercial, Merger Sub, nor Commercial Bank, nor any of their respective officers, directors, employees, agents, or representatives, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of Commercial, Merger Sub, or Commercial Bank, in connection with this Agreement or the transactions contemplated hereby.

Section 5.2 No Further Representations. Except for the representations and warranties made by Commercial in this Article V, Commercial makes no express or implied representations or warranties to the Company with respect to Commercial, Merger Sub, or Commercial Bank, or any of their respective Subsidiaries, or the respective business, operations, assets, liabilities, or condition (financial or otherwise) of Commercial, Merger Sub, or Commercial Bank, or any of their respective Subsidiaries, and Commercial hereby disclaims any such other representations or warranties. Commercial acknowledges and agrees that (a) except as expressly set forth in Article IV, neither the Company nor any other Person makes or has made any representation or warranty, express or implied, with respect to the Company or Alliance Bank or the respective business, operations, assets, liabilities, or condition (financial or otherwise) of the Company or Alliance Bank, and (b) any such other representations or warranties not expressly set forth in Article IV are specifically disclaimed and Commercial did not rely on any representation or warranty not contained in Article IV when making its decision to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement.

Article VI
CONDUCT PENDING THE MERGER

Section 6.1 Company Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of Commercial, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, the Company shall not, and will cause each of its Subsidiaries not to:

(a) Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable efforts to maintain and preserve intact its business and its customer and other business relationships, and retain the services of its current officers and employees; or take any action that would reasonably be expected to adversely affect or delay, in any material respect, its ability to perform its obligations under this Agreement or the consummation of the transactions contemplated hereby;

(b) Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than 12 months; prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 12 months or less;

(c) Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than the declaration and payment by Alliance Bank of dividends to the Company; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise of Company Options outstanding as of the date of this Agreement; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d) Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “other real estate owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e) Acquire or make any equity investment in, whether by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets, or otherwise, any other Person, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f) Enter into, renew, fail to renew, materially amend or modify, cancel, or terminate any new or existing Material Contract;

(g) [Intentionally Omitted];

(h) Except in strict compliance with Regulation O, make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of the Company or any of its Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(i) Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to the Company or any of its Subsidiaries in the ordinary course of business, or, other than the settlement of foreclosure actions and debt workouts in the ordinary course of business, enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $50,000, individually, or $150,000, in the aggregate (net of any insurance proceeds or indemnity, contribution, or similar payments actually received by the Company or its Subsidiaries in connection therewith), or (ii) would impose any material restriction on its business or operations or the business or operations of any of its Subsidiaries;

(j) Increase the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on an aggregate basis and normal bonuses consistent with past practice), or pay any bonus, pension, severance, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, materially amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, change in control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; amend, modify, or supplement the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $100,000, except as may be necessary to replace an employee whose employment is terminated, whether voluntarily or involuntarily;

(k) Amend its articles of incorporation, bylaws, or other governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(l) Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(m) Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of 24 months or less;

(n) Make any capital expenditures in excess of $50,000 individually or $150,000, in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date hereof, or as contemplated as potential commitments in the Material Contracts;

(o) Establish or commit to or file any application or notice for the establishment of any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

(p) Make any material Tax election inconsistent with prior practice or change any election in respect of Taxes, settle or compromise any Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(q) Take any action that is intended or could reasonably be expected to result in (i) any of the representations or warranties of the Company set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(r) Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines, or policies imposed by any Governmental Entity;

(s) Make any written communications to the officers or employees of the Company or any of its Subsidiaries, or any oral communications made or presented to a significant portion of the officers or employees of the Company or any of its Subsidiaries, in each case that are materially different than or include material information not contained in prior communications, which pertain to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, without first providing Commercial a copy or written description of the intended communication and providing Commercial with a reasonable period of time to review and comment on the communication; or

(t) Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2 Commercial Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of the Company, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, Commercial shall not, and will cause each of its Subsidiaries not to, take any action that could reasonably be expected to materially and adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 6.3 Absence of Control. It is the mutual intent of the Parties that Commercial shall not prior to the Effective Time, by reason of this Agreement, be deemed to control, directly or indirectly, the Company or Alliance Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or Alliance Bank.

Article VII
COVENANTS

Section 7.1 Acquisition Proposals.

(a) The Company shall, and shall direct and cause its Subsidiaries and its and its Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Company or any of its Subsidiaries) to, immediately cease and cause to be terminated any activities, discussions, or negotiations with any Person other than Commercial and Commercial Bank with respect to the possibility, consideration, or consummation of any Acquisition Proposal.

(b) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, and shall direct and use its best efforts to cause its Subsidiaries and its and its Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Company or any of its Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or knowingly encourage (including by way of furnishing information or assistance), or take any other action to knowingly facilitate or that could reasonably be expected to result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding the Company or any of its Subsidiaries to any Person other than Commercial and Commercial Bank relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than Commercial and Commercial Bank, regarding any Acquisition Proposal; (iv) approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other Contract relating to any Acquisition Proposal or requiring the Company to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal.

(c) In addition to the obligations of the Company set forth above, the Company shall promptly (orally within not more than 24 hours and in writing within two calendar days) advise Commercial of its or any of its Subsidiaries’ receipt of any Acquisition Proposal, or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal, and shall keep Commercial informed, on a prompt basis, of any material changes in the status thereof, including the material terms and conditions thereof and any changes thereto, and shall provide to Commercial any written materials received by the Company or any of its Subsidiaries in connection therewith. Additionally, the Company shall contemporaneously provide or make available to Commercial all materials provided or made available to any third party pursuant to this Section 7.1 which have not been previously provided or made available to Commercial.

(d) For the avoidance of doubt, the Company expressly agrees that any breach or violation of any provision of this Section 7.1 by any of its Subsidiaries or by any of its or its Subsidiaries’ Affiliates, directors, officers, employees, agents, or representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) shall be deemed a breach or violation of this Section 7.1 by the Company for which the Company shall be responsible.

(e) Nothing contained in this Section 7.1 shall prevent the Company or its board of directors, as applicable, from informing any Person who submits an unsolicited Acquisition Proposal of the Company’s obligations pursuant to this Section 7.1.

Section 7.2 Notice of Certain Matters. Prior to the Effective Time, the Company shall promptly notify Commercial in writing of any fact, event, occurrence, circumstance, or condition known to the Company that (a) constitutes or has caused, or would reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of the Company set forth in this Agreement, provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Company, or the conditions to the obligations of the Parties, contained in this Agreement or (ii) be deemed to amend or supplement the Disclosure Memorandum; (b) has had, or would reasonably be expected to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to the Company, a Material Adverse Effect; or (c) would, or would reasonably be expected to, prohibit or materially impede or materially delay the consummation of the transactions contemplated by this Agreement. Prior to the Effective Time, Commercial shall promptly notify the Company in writing of any fact, event, occurrence, circumstance, or condition known to Commercial that would, or would reasonably be expected to, prohibit or materially impede or materially delay the consummation of the transactions contemplated by this Agreement. Further, the Company shall promptly give written notice to Commercial of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement. The failure of a Party to comply with this Section 7.2 shall not in and of itself constitute the failure of any condition set forth in Section 8.2 or Section 8.3 to be satisfied unless the underlying fact, event, occurrence, circumstance, or condition would independently result in the failure of a condition set forth in Section 8.2 or Section 8.3 to be satisfied.

Section 7.3 Access and Information.

(a) Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of Commercial verifying the representations and warranties of the Company and compliance by the Company with its covenants and agreements set forth herein, and preparing for the Mergers and the other matters contemplated by this Agreement (including without limitation for purposes of integration planning), the Company shall, and will cause its Subsidiaries to, afford to Commercial and Commercial Bank and their representatives (including without limitation their officers, employees, financial advisors, legal counsel, accountants, and other professionals retained by Commercial or Commercial Bank) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the Company Parties and their respective Subsidiaries, as well as such other information relating to the Company Parties or their respective Subsidiaries as Commercial or Commercial Bank may reasonably request.

(b) From the date of this Agreement until the Effective Time, the Company shall, and shall cause Alliance Bank to, reasonably promptly furnish to Commercial (i) a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity (other than any such materials which the Company Parties are not permitted to disclose under applicable Law) and (ii) such other information regarding their and their respective Subsidiaries’ businesses, properties, assets, or personnel as Commercial may reasonably request. Additionally, prior to the Effective Time, the Company shall deliver to Commercial (y) as soon as reasonably practicable, but in no event more than 45 days, after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) its unaudited consolidated balance sheet and the related unaudited consolidated statement of income as of the end of and for such quarter prepared in a manner consistent with the Interim Company Financials and (z) as soon as reasonably practicable, but in no event more than 90 days, after the end of each fiscal year ending after the date of this Agreement, its audited consolidated balance sheet and the related audited consolidated statements of operations, comprehensive earnings, changes in stockholders’ equity, and cash flows as of the end of and for such year (together with the notes thereto and accompanied by the audit reports of the Company’s independent accountant(s)) prepared in accordance with GAAP.

(c) Any investigation by Commercial or Commercial Bank, or their representatives, pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the Company Parties. No such investigation shall include groundwater, surface water, soil, indoor air, or sub-slab or other vapor testing without the Company’s prior written consent. No investigation by Commercial or Commercial Bank or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Company. Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of customers of the Company Parties, jeopardize the attorney-client privilege of the Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the immediately preceding sentence apply.

Section 7.4 Regulatory Filings; Consents and Approvals.

(a) The Parties shall cooperate with each other and use commercially reasonable efforts to prepare all documentation, to make all filings, to give all notices, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Mergers, the Bank Merger, and the other transactions contemplated by this Agreement. Commercial shall, and shall cause Commercial Bank to, use its commercially reasonable efforts to make any initial application, notice, and waiver filings required by the Federal Reserve, the TDFI, or the NCCOB in connection with the Mergers or the Bank Merger within 45 days after the date of this Agreement. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, provided that Commercial shall not be required to provide or make available to the Company the confidential portions of any filing made by Commercial or its Subsidiaries with a Governmental Entity or other third party. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Parties with respect to the obtainment of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Mergers, the Bank Merger, and the other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b) Each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as well as such other matters, as may be necessary, advisable, or appropriate in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their respective Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its commercially reasonable efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using its commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

Section 7.6 Publicity. Each Party shall consult with the other Parties before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Mergers and the Bank Merger, contemplated hereby, and no Party shall issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.6 shall prohibit a Party from making any disclosure (a) that legal counsel to such Party determines is necessary in order to satisfy such Party’s disclosure obligations under applicable Law or (b) at the request of a Governmental Entity.

Section 7.7 Company Shareholder Approval. The Company and its board of directors shall take, in accordance with applicable Law and the Company’s articles of incorporation and bylaws, all action necessary or appropriate for the approval by the Company’s shareholders of this Agreement and the transactions contemplated hereby, and any other matters required to be approved by the Company’s shareholders in order to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, as soon as reasonably practicable following the Parties’ execution and delivery of this Agreement, the Company and Commercial will, in accordance with NCBCA § 55-7-04, prepare or cause to be prepared a written consent to be signed by Commercial, in its capacity as a shareholder of the Company, providing for the approval by Commercial of this Agreement and the transactions contemplated hereby, and any other matters required to be approved by the Company’s shareholders in order to consummate the transactions contemplated by this Agreement (the “Consent Action”), such Consent Action to be in such form and of such substance as is reasonably acceptable to each of the Company and Commercial. The Company shall comply with any applicable shareholder notice requirements for the Consent Action and the actions taken thereby, including any applicable shareholder notice requirements under NCBCA § 55-7-04.

Section 7.8 Employee and Benefit Matters.

(a) Subject to applicable Law and the terms of Alliance Bank’s and Commercial Bank’s employee benefit plans, Commercial will cause Alliance Bank and/or Commercial Bank to provide the employees of Alliance Bank immediately prior to the Effective Time who remain employees of Alliance Bank or become employees of Commercial Bank after the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than, (i) prior to the Bank Merger, those provided by Alliance Bank to its employees generally as of the date of this Agreement, and (ii) after the Bank Merger, those provided to similarly situated employees of Commercial Bank. With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Commercial Bank, other than retiree health care plans or programs and equity incentive, equity compensation, or deferred compensation plans or arrangements (collectively, “Commercial Employee Plans”), in which any Continuing Employees will participate after the Effective Time, Commercial Bank will, subject to the terms and limitations of the Commercial Employee Plans, recognize all years of full-time service of Continuing Employees with Alliance Bank for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) under any Commercial Employee Plan in which such Continuing Employees are eligible to participate after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits or (ii) such service was not recognized under a corresponding Company Benefit Plan.

(b) With respect to any Commercial Employee Plan in which any Continuing Employees become eligible to participate after the Effective Time, Commercial Bank will use commercially reasonable efforts to, subject to applicable Law and the term of the Commercial Employee Plan, (i) waive all pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under the Commercial Employee Plan, except to the extent such pre-existing conditions, exclusions, or waiting periods would apply under the analogous Company Benefit Plan, and (ii) provide each such Continuing Employee and his or her eligible dependents with credit for any eligible expenses incurred by such Continuing Employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, or out of-pocket requirements under any Commercial Employee Plans.

(c) At the request of Commercial, the Company shall take, and shall cause its Subsidiaries to take, prior to the Effective Time all actions reasonably requested by Commercial that are necessary or appropriate to (i) cause one or more of the Company Benefits Plans to terminate or to be frozen as of or after the Effective Time, (ii) cause benefit accruals and entitlements under any Company Benefit Plan to cease as of or after the Effective Time, (iii) cause the continuation at and after the Effective Time of any insurance policy or other Contract relating to any Company Benefit Plan for such period as may be requested by Commercial, or (iv) facilitate the merger of any Company Benefit Plan into any employee benefit plan maintained by Commercial or its Subsidiaries. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.8(b) shall be subject to Commercial’s prior review and approval, which approval shall not be unreasonably withheld.

(d) This Section 7.8 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.8. Nothing contained in this Section 7.8, express or implied, shall (i) be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement or (ii) alter or limit the ability of Commercial or Commercial Bank, or any of their respective Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.8 shall not create any right on the part of any employee of the Company or Alliance Bank or any of their respective Subsidiaries, or any other Person, to continued employment with the Commercial or Commercial Bank, or any of their respective Subsidiaries or Affiliates (and shall not limit the right of Commercial or Commercial Bank, or any of their respective Subsidiaries or Affiliates, to terminate the employment of any employee), or to any compensation or benefits of any nature or kind whatsoever.

Section 7.9 Indemnification.

(a) For a period of six years immediately following the Effective Time, (i) the Surviving Corporation shall indemnify, defend, and hold harmless each of the current and former directors and officers of the Company and Alliance Bank, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses and court costs), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time (including matters related to this Agreement and the transactions contemplated hereby), whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director or officer of the Company or Alliance Bank or any of their respective Subsidiaries, or was serving at the request of the Company or Alliance Bank as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless under applicable Law and the articles of incorporation and bylaws of the Company and Alliance Bank as in effect as of the date of this Agreement, and (ii) the Surviving Corporation shall also advance to an Indemnified party expenses as incurred by such Indemnified Party to the fullest extent permitted under applicable Law and the articles of incorporation and bylaws of the Company and Alliance Bank as in effect as of the date of this Agreement; provided that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 7.9, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any Liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Corporation elects not to assume such defense or (B) if counsel for the Indemnified Party advises the Surviving Corporation in writing that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Corporation or that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest), (ii) the Indemnified Party will cooperate in the defense thereof, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, and (iv) the Surviving Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall obtain, or shall cause Alliance Bank to obtain, and after the Effective Time the Surviving Corporation shall maintain, a “tail” policy under the Company Parties’ existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the Effective Time for Persons who are immediately prior to the Effective Time covered by the Company Parties’ existing directors’ and officers’ liability insurance policy (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions not materially less advantageous than, those currently provided for by the Company Parties’ existing directors’ and officers’ liability insurance policy; provided, however, that, without the prior written consent of Commercial, the Company Parties shall not expend for such Tail Insurance (for said six-year period) more than $18,000.

(d) In the event the Surviving Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, the Surviving Corporation or its successors or assigns, as applicable, shall make proper provision so that the successors or assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.9.

(e) Any indemnification payments made pursuant to this Section 7.9 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.10 Takeover Laws. Neither the Company nor its board of directors shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Mergers, the Bank Merger, or any of the other transactions contemplated hereby, and the Company and its board of directors shall take all necessary steps to exempt (or ensure the continued exemption of) this Agreement, the Mergers, the Bank Merger, and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law should become, or should purport to be, applicable to the transactions contemplated by this Agreement, the Company and its board of directors will grant such approvals and take such other actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

Section 7.11 Litigation and Claims. The Company shall promptly notify Commercial in writing of any action, arbitration, hearing, investigation, litigation, suit, or other proceeding instituted, initiated, or commenced, or, to the Knowledge of the Company, threatened to be instituted, initiated, or commenced, against the Company or any of its Subsidiaries or Affiliates, or any of its or its Subsidiaries’ or Affiliates’ directors or officers, relating to the transactions contemplated by this Agreement. The Company shall give Commercial the opportunity to participate in (but not control), at its own expense, the defense or settlement of any shareholder litigation against the Company or any of its directors, officers, Subsidiaries, or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Commercial’s prior written consent (which consent shall not to be unreasonably withheld or delayed).

Section 7.12 Notice of Appraisal Rights Matters. The Company shall give Commercial prompt written notice of the Company’s receipt of any notice, demand, or other instrument or communication relating to appraisal rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or behalf of any shareholder of the Company pursuant to Chapter 55, Article 13 of the NCBCA.

Section 7.13 Operating Functions. To the extent permitted by applicable Law, the Company shall, and will cause Alliance Bank to, cooperate with Commercial and Commercial Bank in connection with planning for the efficient and orderly combination of Commercial and the Company and Commercial Bank and Alliance Bank and the operation of the Surviving Corporation and the combined bank, and in preparing for the consolidation of appropriate operating functions and the conversion of the data processing and related electronic information technology systems of the Company Parties to those used by Commercial and Commercial Bank, effective as of the Effective Time or such later date as determined by Commercial.

Article VIII
CONDITIONS TO CONSUMMATION OF MERGER

Section 8.1 Mutual Conditions. The respective obligation of each Party to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions):

(a) Shareholder Approval. This Agreement shall have been duly approved by the shareholders of the Company in accordance with the Company’s articles of incorporation and bylaws and applicable Law.

(b) Governmental Approvals. All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Merger, the Second Step Merger, and the Bank Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired.

(c) No Injunction; Illegality. There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Merger, the Second Step Merger, or the Bank Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Second Step Merger, or the Bank Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger, the Second Step Merger, or the Bank Merger.

Section 8.2 Company Conditions. The obligation of the Company to consummate the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by the Company prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions):

(a) Representations and Warranties of Commercial. The representations and warranties of Commercial contained in Section 5.1 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date).

(b) Performance of Obligations of Commercial Parties. The Commercial Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the president of Commercial, and otherwise in form and substance reasonably satisfactory to the Company, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Deposit of Merger Consideration. Commercial shall have deposited, or caused to be deposited, with the Exchange Agent or, in the event Commercial is to act as the Exchange Agent hereunder, Commercial shall have deposited with Commercial Bank, into a segregated account, cash in an amount sufficient for the Exchange Agent to make payment of the Per Share Consideration payable to holders of Company Stock (other than holders of Excluded Shares and Appraisal Shares) in accordance with this Agreement, and Commercial shall have delivered to the Company such evidence of the same as the Company shall reasonably request.

Section 8.3 Commercial Parties Conditions. The obligation of each of the Commercial Parties to consummate the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by the Commercial Parties prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions):

(a) Representations and Warranties of the Company. The representations and warranties of the Company contained in Section 4.2(c) (Capitalization), Section 4.2(j)(ii) (Absence of Certain Changes or Events), Section 4.2(u) (Fairness Opinion), and Section 4.2(v) (Brokers) shall be true and correct in all respects (other than, in the case of Section 4.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Company contained in Section 4.2(a) (Organization and Qualification), Section 4.2(d) (Authority), and Sections 4.2(e)(i) and 4.2(e)(ii)(A) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Company contained in Article IV shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b) Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by the Company under this Agreement prior to or at the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(d) Officers’ Certificate. The Commercial Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of the Company, and otherwise in form and substance reasonably satisfactory to the Commercial Parties, to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been satisfied.

(e) No Burdensome Condition. No approval, consent, or waiver referred to in Section 8.1(b) shall contain any condition, restriction, or requirement that would, individually or in the aggregate with one or more other such conditions, restrictions, or requirements, so adversely affect the economic or business benefits to Commercial or its Subsidiaries of the transactions contemplated by this Agreement that a purchaser acting reasonably under the circumstances and in good faith would not have entered into this Agreement had such purchaser known and reasonably assessed that such condition(s), restriction(s), or requirement(s) would be imposed (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Merger, the Second Step Merger, or the Bank Merger shall not be deemed to be a Burdensome Condition and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, Commercial shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition

(f) Appraisal Rights. The holders of not more than 7.5% of the outstanding shares of Company Stock shall have exercised and not effectively withdrawn or lost their appraisal rights in connection with the Merger pursuant to Chapter 55, Article 13 of the NCBCA.

(g) Consents. All of the consents, approvals, and waivers required to be obtained by the Company Parties for or in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those required by or under any Material Contract, but excluding the consents, approvals, and waivers referred to in Section 8.1(b)), shall have been obtained and the Company shall have delivered to the Commercial Parties such evidence of the same as the Commercial Parties may reasonably request.

(h) FIRPTA. Commercial shall have received from the Company a properly executed certification in accordance with U.S. Treasury Regulations Section 1.897-2(h)(1), dated not more than 30 days prior to the Closing Date, to the effect that the equity of the Company does not constitute “United States real property interests” under Section 897(c) of the Code along with evidence that the Company has complied with any notice requirement pursuant to U.S. Treasury Regulations Section 1.897-2(h)(2).

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) By mutual written agreement of Commercial, Merger Sub, and the Company.

(b) By the Commercial Parties (provided that neither Commercial nor Merger Sub is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by the Company of any representation, warranty, covenant, or agreement contained in this Agreement, or by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Commercial or Merger Sub of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in Article VIII and (ii) has not been cured by the earlier of September 6, 2024, and the date which is 30 days after written notice to the breaching Party of such breach.

(c) By either the Commercial Parties, on the one hand, or the Company, on the other hand, in the event any approval, consent, or waiver of or from any Governmental Entity required to consummate the transactions contemplated by this Agreement (including without limitation the Merger, the Second Step Merger, or the Bank Merger) shall have been denied by final and non-appealable action of such Governmental Entity or any application or request therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that the Commercial Parties shall not be entitled to exercise their right of termination under this Section 9.1(c) if such denial or withdrawal shall be due to the failure of the Commercial Parties to perform or observe their obligations and covenants set forth in this Agreement, and that the Company shall not be entitled to exercise its right of termination under this Section 9.1(c) if such denial or withdrawal shall be due to the failure of the Company to perform or observe its obligations and covenants set forth in this Agreement.

(d) By either the Commercial Parties, on the one hand, or the Company, on the other hand, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; provided, however, that the Commercial Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such action of such court or other Governmental Entity shall be due to the failure of the Commercial Parties to perform or observe their obligations and covenants set forth in this Agreement, and that the Company shall not be entitled to exercise its right of termination under this Section 9.1(d) if such action of such court or other Governmental Entity shall be due to the failure of the Company to perform or observe its obligations and covenants set forth in this Agreement.

(e) By either the Commercial Parties, on the one hand, or the Company, on the other hand, in the event the Merger is not consummated by September 6, 2024, unless (i) in the event of termination by the Commercial Parties, the failure to consummate the Merger by such date shall be due to the failure of the Commercial Parties to perform or observe their obligations and covenants set forth in this Agreement, and (ii) in the event of termination by the Company, the failure to consummate the Merger by such date shall be due to the failure of the Company to perform or observe its obligations and covenants set forth in this Agreement.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.6, this Section 9.2, and Article X shall survive the termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of any breach of this Agreement by such Party giving rise to or serving as the basis for the termination of this Agreement or deliberate fraud on the part of such Party.

Article X
MISCELLANEOUS

Section 10.1 Survival. None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.6, Section 9.2, and this Article X, each of which shall survive the termination of this Agreement). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2 Interpretation. When reference is made in this Agreement to an article, section, exhibit, or schedule, such reference shall be to an article or section of or exhibit or schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include all genders. All references in this Agreement to a specific statute shall be deemed to refer to all regulations and authoritative guidance issued thereunder, and all references in this Agreement to a statute, regulation, or other guidance shall also be deemed to refer to any superseding statute, regulation or guidance. All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.3 Amendment; Waiver. This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by the shareholders of the Company, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof, provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic (including .pdf) copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5 Governing Law. This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

Section 10.6 Expenses. Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 10.7 Notices. All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (a) when delivered, if delivered personally, (b) on the fifth Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (c) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service for next-day delivery, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

If to Commercial or Merger Sub:	with a copy (which shall not constitute notice) to:

Commercial Bancgroup, Inc.	K&L Gates LLP
CB Merger Sub, Inc.	Attention: Adam Smith
Attention: President	501 Commerce Street
Post Office Box 400	Suite 1500
Harrogate, Tennessee 37752	Nashville, Tennessee 37203

If to the Company:	with a copy (which shall not constitute notice) to:

AB&T Financial Corporation	Wyrick Robbins Yates & Ponton LLP
Attention: President/CEO	Attention: Jonathan A. Greene
292 West Main Avenue	4101 Lake Boone Trail, Suite 300
Gastonia, North Carolina 28052	Raleigh, North Carolina 27607

Section 10.8 Entire Agreement; Third Party Beneficiaries. This Agreement, including and together with the exhibits and schedules hereto and the Disclosure Memorandum, represent the entire understanding and agreement of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.9.

Section 10.9 Severability. In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms, and (b) the Parties shall use commercially reasonable best efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10 Assignment. No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action or proceeding brought in accordance with Section 10.12, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby further waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.12 SUBMISSION TO JURISDICTION. EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN KNOXVILLE, TENNESSEE, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT NO SUCH STATE COURT HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF TENNESSEE, NORTHERN DIVISION (THE “STIPULATED COURTS”), IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF THE STIPULATED COURTS, THAT SUCH CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE STIPULATED COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED, OR ENFORCED IN OR BY THE STIPULATED COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE STIPULATED COURTS. THE PARTIES HEREBY GRANT THE STIPULATED COURTS JURISDICTION OVER THE PERSONS OF THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

Section 10.13 JURY TRIAL WAIVER. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY in respect of any claim, action, suit, or proceeding under, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 10.14 Attorneys’ Fees. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement or the transactions contemplated hereby, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all reasonable fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled.

Section 10.15 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement, if the same would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8)) of a Governmental Entity by any party to this Agreement where such disclosure is prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures, representations, warranties, or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

COMMERCIAL BANCGROUP, INC.

By:	/s/ Terry L. Lee
Terry L. Lee
President

CB MERGER SUB, INC.

By:	/s/ Terry L. Lee
Terry L. Lee
President

AB&T FINANCIAL CORPORATION

By:	/s/ Daniel M. Boyd IV
Daniel M. Boyd IV
President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)